Exhibit 99.1
Global Traffic Network, Inc. Reports Fiscal Fourth Quarter and
Year-End 2006 Operating Results
Fiscal fourth quarter revenue increases 47% over fiscal fourth quarter 2005
Full-year revenue increases 27% over fiscal 2005
New York, NY, September 27, 2006 — Global Traffic Network, Inc. (Nasdaq: GNET), a leading provider of custom traffic and news reports to radio and television stations outside the U.S., today announced its fiscal fourth quarter and year-end 2006 results.
Revenue for the three month period ended June 30, 2006, was $5.6 million compared to $3.8 million in 2005, an increase of 47 percent. The increase is attributable to continued demand for advertising on the Company’s radio network (traffic and news) in Australia, as well as television revenue in Australia and radio traffic network revenue in Canada. Australian revenue for the three month period increased 37% in US$ and 41% in Australian dollars.
Operating, selling and general and administrative expenses in the fiscal fourth quarter were $6.6 million, an increase of 78 percent over $3.7 million in the fourth quarter of fiscal 2005. The majority of the increase pertains to the Company’s radio traffic network in Canada and news radio network in Australia, both of which had not commenced broadcasting during the previous year fiscal fourth quarter.
Net loss for the three month period ended June 30, 2006, was ($1.2) million, which was primarily due to losses associated with the Company’s continued expansion efforts in Canada. The Company’s operations in Australia turned a profit of $0.3 million for the three month period.
Twelve-Month Results
For the twelve months ended June 30, 2006, revenue was $19.5 million, which represents a 27 percent increase over revenues of $15.4 million for fiscal year 2005. Australia revenue for the twelve month period increased 24% in US$ and 25% in Australia dollars.
Operating, selling and general and administrative expenses for the year were $21.7 million, an increase of 68 percent over $12.9 million in the prior year. The increase in expenses was primarily related to the roll-out of the Company’s radio news reporting services in Australia and the introduction of its traffic reporting services in Canada.
Net loss for year ended June 30, 2006, was ($3.0) million compared to net income of $1.4 million in the in 2005. This loss was primarily due to losses from the Company’s introduction of radio traffic reporting services in Canada. The Company’s Australia operations turned a profit for the year despite $3.6 million of additional operating expenses associated with the introduction of the radio news network.
“Our fourth quarter and full-year results reflect continued strong revenue growth in our Australian business, both from our long established radio traffic reporting services, as well as our new radio news reporting and expanded television products. We have also made significant revenue progress in our Canadian markets, even though we did not commence operations in our last initial market until during the fourth quarter.” said William L. Yde III, Chairman, Chief Executive Officer and President of Global Traffic Network, Inc. “In addition to the strong revenue growth we achieved throughout the year, we made important strategic progress, establishing the foundation for continued growth and expansion of our Australian and Canadian operations going forward.”
Mr. Yde added, “During the year, we continued to leverage our fixed infrastructure in order to expand our service offerings and provide added value to our clients. Revenue from our recently launched radio news and expanded television reports in Australia continues to increase, suggesting that the potential customer demand for such services is strong. Going forward, we will work to further expand and develop these new offerings as we did radio traffic reports in Australia.”
“In addition, we are pleased to have successfully established ourselves in the Canadian market, having launched service in our seventh metro market, Edmonton, early in the fourth quarter. With the infrastructure in place in seven of the largest metropolitan areas in Canada, we now have the ability to aggressively market our services to additional radio stations and continue to build our Canadian advertising inventory. The response we have seen thus far in Canada is encouraging. We believe there is great potential for our services in the region, and that we are well positioned to become a market leader.”
Mr. Yde concluded, “Looking ahead, we will continue working to build our business around the solid platform we have developed, expanding our presence in both Australia and Canada and furthering our reputation as a provider of high quality information services to radio and television stations in these markets. We are confident in our ability to grow our customer base, increase revenues and maximize shareholder value.”
Conference Call
Global Traffic Network will host a conference call at 8:30 a.m. EDT on September 27, 2006, to discuss its fiscal fourth quarter and year-end results, as well as other relevant matters. To listen to the call, dial 877-519-4471 (domestic), or 973-341-3080 (international). The call will also be available live on the Internet at www.globaltrafficnetwork.com and www.kcsa.com.
About Global Traffic Network
Global Traffic Network, Inc. (Nasdaq: GNET) is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, and operates seven traffic networks in Canada. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of -pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.GlobalTrafficNetwork.com
This press release contains statements that constitute forward-looking statements. These statements reflect our current views with respect to future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed under the heading “Risk Factors” and elsewhere in our prospectus that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated or implied by these forward-looking statements. These statements can be recognized by the use of words such as “may,” “will,” “intend,” “ should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “ predict,” “potential,” “plan,” “is designed to,” “target” or the negative of these terms, and similar expressions. We do not undertake to revise any forward-looking statements to reflect future events or circumstances.

FOR:	Global Traffic Network, Inc.

CONTACTS:	At KCSA Worldwide:	At Global Traffic Network, Inc.:
	Todd Fromer / Lee Roth	Scott Cody, Chief Financial Officer &
	212-682-6300	Chief Operating Officer
	tfromer@kcsa.com/lroth@kcsa.com	212-896-1255
scott.cody@globaltrafficnet.com

Global Traffic Network, Inc.
Income Statement Detail (Unaudited)
Three months ended June 30,

	2006	2006	2006	2006
	Australia	Canada	Corporate	Total
Net Revenues	$5,231	$398	$—	$5,629
Operating Expenses
Traffic	2,469	1,196	—	3,665
News	991	—	—	991
TV	129	—	—	129
Selling, G&A	1,030	341	—	1,371
Corporate Overhead	—	—	363	363
Non-cash compensation	—	—	48	48
Depreciation/amortization	140	34	—	174

Operating income (loss)	472	(1,173)	(411)	(1,112)

Interest expense	49	50	—	99
Other (income) expense	(9)	8	(159)	(160)

Net income (loss) before taxes	432	(1,231)	(252)	(1,051)
Income tax expense	135	—	—	135
Net income (loss)	297	(1,231)	(252)	(1,186)

	2005	2005	2005
	Australia	Canada/ Corporate*	Total
Net Revenues	$3,823	$—	$3,823
Operating Expenses
Traffic	2,201	29	2,230
News	19	—	19
TV	107	—	107
Selling, G&A	965	133	1,098
Corporate Overhead	260	—	260
Non-cash compensation	—	—	—
Depreciation/Amortization	88	—	88

Operating income (loss)	183	(162)	21

Interest expense	20	—	20
Other (income)	(2)	—	(2)

Net income (loss) before taxes	165	(162)	3
Income tax expense	50	—	50
Net income (loss)	115	(162)	(47)

* Canadian Traffic Network ULC was not formed until July 5, 2005.

Global Traffic Network, Inc.
Income Statement Detail (Unaudited)
12 months ended June 30,

	2006	2006	2006	2006
	Australia	Canada	Corporate	Total
Net Revenues	$19,007	$495	$—	$19,502
Operating Expenses
Traffic	9,474	1,902	—	11,376
News	3,636	—	—	3,636
TV	297	—	—	297
Selling, G&A	4,295	1,008	—	5,303
Corporate Overhead	337	—	722	1,059
Non-cash compensation	—	—	53	53
Depreciation/Amortization	530	57	—	587

Operating income (loss)	438	(2,472)	(775)	(2,809)

Interest expense	193	126	—	319
Other (income) expense	(8)	3	(215)	(220)

Net income (loss) before taxes	253	(2,601)	(560)	(2,908)
Income tax expense	88	—	—	88
Net income (loss)	165	(2,601)	(560)	(2,996)

	2005	2005	2005
	Australia	Canada/ Corporate*	Total
Net Revenues	$15,380	$—	$15,380
Operating Expenses
Traffic	8,543	29	8,572
News	19	—	19
TV	117	—	117
Selling, G&A	3,445	133	3,578
Corporate Overhead	597	—	597
Non-cash compensation	—	—	—
Depreciation/Amortization	282	—	282

Operating income (loss)	2,377	(162)	2,215

Interest expense	99	—	99
Other (income) expense	(18)	—	(18)

Net income (loss) before taxes	2,296	(162)	2,134
Income tax expense	698	—	698
Net income (loss)	1,598	(162)	1,436

* Canadian Traffic Network ULC was not formed until July 5, 2005.

GLOBAL TRAFFIC NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2006	2005
	(Unaudited)	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$14,649	$51
Accounts receivable net of allowance for doubtful accounts of $11 and $0 at June 30, 2006 and 2005	4,715	3,391
Prepaids and other current assets	350	54
Taxes receivable	26	—
Deferred tax assets	134	112

Total current assets	19,874	3,608
Property and equipment, net	4,188	2,724
Intangibles	29	21
Deferred offering costs	—	83
Deferred tax assets	87	73
Other assets	110	107

Total assets	$24,288	$6,616

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Bank overdraft line of credit	$611	$184
Accounts payable and accrued expenses	3,872	2,510
Deferred revenue	—	111
Income taxes payable	132	383
Due to related parties	—	4
Current portion of long term debt	557	295
Current portion of shareholder notes payable	2,000	22

Total current liabilities	7,172	3,509
Bank overdraft line of credit	—	1,097
Long term debt, less current portion	1,286	639
Other liabilities	222	175

Total liabilities	8,680	5,420
Common stock, $.001 par value; 100,000,000 shares authorized; 12,870,000 shares issued and outstanding as of June 30, 2006 and 8,500,000 shares issued and outstanding as of June 30, 2005	13	4
Preferred stock, $.001 par value; 10,000,000 authorized; 0 issued and outstanding as of March 31, 2006 and June 30, 2005	—	—
Additional paid in capital	18,169	531
Accumulated other comprehensive income	314	320
(Accumulated deficit) retained earnings	(2,888)	341

Total shareholders’ equity	15,608	1,196

Total liabilities and shareholders’ equity	$24,288	$6,616

GLOBAL TRAFFIC NETWORK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30		June 30

	2006	2005	2006	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$5,629	$3,823	$19,502	$15,380	$11,154

Operating expenses	4,785	2,356	15,309	8,708	7,871
Selling, general and administrative expenses	1,782	1,358	6,415	4,175	2,750
Depreciation and amortization expense	174	88	587	282	205

Net operating (loss) income	(1,112)	21	(2,809)	2,215	328
Interest expense	99	20	319	99	93
Other (income) expense	(160)	(2)	(220)	(18)	29

Net (loss) income before income taxes	(1,051)	3	(2,908)	2,134	206
Income tax expense	135	50	88	698	74

Net (loss) income	$(1,186)	$(47)	$(2,996)	$1,436	$132

(Loss) income per common share:
Basic and diluted	$(0.09)	$(0.01)	$(0.31)	$0.17	$0.02
Weighted average common shares outstanding:

Basic and diluted	12,663,297	8,500,000	9,621,260	8,500,000	8,500,000